Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Exhibit 23.1

Biodexa Pharmaceuticals PLC

Cardiff, United Kingdom

We hereby consent to the incorporation by reference in this Form F-3 to be filed on or about 26 September 2025 of our report dated 10 April 2025, relating to the consolidated financial statements of Biodexa Pharmaceuticals PLC, which appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2024. The report on the consolidated financial statements for the year ended December 31, 2024 contains an explanatory paragraph regarding the ability of Biodexa Pharmaceuticals PLC to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

PKF Littlejohn LLP

26 September 2025

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus,
London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).

PKF Littlejohn LLP 15 Westferry Circus Canary Wharf, London E14 4HD T: +44 (0)20 7516 2200 pkf-l.com